EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-33693, No. 333-82205, No. 333-105726, and 333-118351 of Williams-Sonoma, Inc. on Form S-8 of our report dated June 24, 2005, appearing in this Annual Report on Form 11-K of the Williams-Sonoma, Inc. Associate Stock Incentive Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
San Francisco, California
June 24, 2005